Filed Pursuant to Rule 424(b)(5)
Registration No. 333-226675

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion

Preliminary prospectus supplement dated July 13, 2020

Prospectus supplement

(To prospectus dated August 1, 2019)

Freeport-McMoRan Inc.

$800,000,000

$                 % Senior Notes due 2028

$                 % Senior Notes due 2030

Issue price:                  and                 , respectively

We will pay interest on the     % Senior Notes due 2028 (the “2028 senior notes”) on                  and                  of each year, beginning on                     , 2021. The 2028 senior notes will mature on                     , 2028. We will pay interest on the     % Senior Notes due 2030 (the “2030 senior notes”) on                  and                  of each year, beginning on                     , 2021. The 2030 senior notes will mature on                     , 2030. We collectively refer to the 2028 senior notes and the 2030 senior notes as the “notes.”

We have the option to redeem some or all of the notes at any time and from time to time, as described under the heading “Description of the notes—Optional redemption.” If a change of control triggering event occurs, we will be required to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the notes—Change of control triggering event.”

The notes will be fully and unconditionally guaranteed by our wholly owned subsidiary Freeport-McMoRan Oil & Gas LLC (“FM O&G” or the “guarantor”). The notes and the guarantee thereof will be our and the guarantor’s senior unsecured obligations and will rank senior in right of payment to any of our and the guarantor’s subordinated indebtedness, equally in right of payment with all of our and the guarantor’s existing and future unsecured and unsubordinated indebtedness, effectively subordinated in right of payment to any secured indebtedness that we and the guarantor may have or incur in the future to the extent of the value of the assets securing such indebtedness and structurally subordinated to the indebtedness and other liabilities (including trade accounts payable) of our subsidiaries, other than the guarantor, and the guarantor’s subsidiaries.

Investing in the notes involves risks. See “Risk factors” beginning on page S-6 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Per 2028 senior note	Total	Per 2030 senior note	Total
Public offering price(1)%	$	%	$
Underwriting discounts and commissions %	$	%	$
Proceeds to us before expenses(1)%	$	%	$

(1)	Plus accrued interest from July , 2020, if settlement occurs after that date.

The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. Currently, there are no public markets for the notes.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company for the benefit of its participants, including Euroclear Bank SA/NV and Clearstream Banking S.A. on or about July     , 2020.

Joint book-running managers

J.P. Morgan			BofA Securities

BNP PARIBAS	Citigroup	HSBC	Mizuho Securities

SMBC Nikko	BMO Capital Markets	MUFG	Scotiabank

Senior co-managers

BBVA	CIBC Capital Markets	ABN AMRO

Credit Agricole CIB	RBC Capital Markets	US Bancorp

Co-managers

Citizens Capital Markets	IMI - Intesa Sanpaolo	Loop Capital Markets	Siebert Williams Shank

July     , 2020

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any related free writing prospectus or other information to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus with respect to this offering filed by us with the SEC is only accurate as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus supplement

Prospectus

Except as otherwise described herein or the context otherwise requires (including the cover hereto), each reference to (i) “FCX,” “we,” “us,” “our” and “ours” means Freeport-McMoRan Inc. and its consolidated subsidiaries and (ii) “FM O&G” or the “guarantor” means Freeport-McMoRan Oil & Gas LLC.

S-i

Cautionary statement regarding forward-looking statements

This prospectus supplement, the accompanying prospectus and any related free writing prospectus we prepare or authorize, including the documents incorporated by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking information is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus supplement or the accompanying prospectus or may be incorporated in this prospectus supplement, the accompanying prospectus or in any related free writing prospectus we prepare or authorize by reference to other documents and may include statements for the period following the completion of this transaction. Representatives of FCX may also make forward-looking statements.

Forward-looking statements are all statements other than statements of historical facts, such as plans, projections, or expectations relating to ore grades and milling rates, forecasts or expectations regarding business outlook, production and sales volumes, unit net cash costs, cash flows, capital expenditures, operating costs, operating plans, cost savings, our expectations regarding our share of PT Freeport Indonesia’s (“PT-FI”) net (loss) income and future cash flows through 2022, PT-FI’s development, financing, construction and completion of a new smelter in Indonesia, improvements in operating procedures and technology, exploration efforts and results, development and production activities, rates and costs, liquidity, tax rates, export quotas and duties, the impact of copper, gold and molybdenum price changes, the impact of deferred intercompany profits on earnings, reserve estimates, execution of the settlement agreement associated with the Louisiana coastal erosion cases, future dividend payments, share purchases and sales, and completion of this offering and the tender offers for the 3.55% senior notes due 2022, 3.875% senior notes due 2023 and 4.55% senior notes due 2024. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “could,” “to be,” “potential,” “assumptions,” “guidance,” “future” and any similar expressions are intended to identify those assertions as forward-looking statements. This prospectus supplement, including the documents incorporated by reference herein, may also include forward-looking statements regarding mineralized material not included in proven and probable mineral reserves. Mineralized material is a mineralized body that has been delineated by appropriately spaced drilling and/or underground sampling to support the estimated tonnage and average metal grades. Such a deposit cannot qualify as recoverable proven and probable reserves until legal and economic feasibility are confirmed based upon a comprehensive evaluation of development costs, unit costs, grades, recoveries and other material factors. Accordingly, no assurances can be given that the estimated mineralized material not included in reserves will become proven and probable reserves.

We caution readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, the duration and scope of and uncertainties associated with the COVID-19 pandemic, and the impact thereof on commodity prices, our business and the global economy, which are evolving and beyond our control, and any related actions taken by governments and businesses (including the Peruvian government’s order), our ability to contain and mitigate the risk of spread or major outbreak of COVID-19 at our operating sites, including at PT-FI’s remote operating site in Papua, supply of and demand for, and prices of, copper, gold and molybdenum, mine sequencing, changes in mine plans or operational modifications, delays, deferrals or cancellations, production rates, timing of shipments, results of feasibility studies, potential inventory adjustments, potential impairment of long-lived mining assets, the potential effects of violence in Indonesia generally and in the province of Papua, the Indonesian government’s extension of PT-FI’s export license after March 15, 2021, risks associated with underground mining, satisfaction

S-ii

of requirements in accordance with PT-FI’s special mining license (“IUPK”) to extend mining rights from 2031 through 2041, the Indonesian government’s approval of a deferred schedule for completion of the new smelter in Indonesia, expected results from improvements in operating procedures and technology, including innovation initiatives, industry risks, regulatory changes, political and social risks, labor relations, weather- and climate-related risks, environmental risks, litigation results, cybersecurity incidents, changes in general market, economic and industry conditions; financial condition of our customers, suppliers, vendors, partners and affiliates, particularly during weak economic conditions and extended periods of low commodity prices; reductions in liquidity and access to capital and other factors described in more detail under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2019 and in our quarterly report on Form 10-Q for the quarter ended March 31, 2020, each filed with the SEC, as updated by FCX’s subsequent filings with the SEC.

Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which we cannot control, and production volumes and costs, some aspects of which we may not be able to control. Further, we may make changes to our business plans that could affect our results. We caution investors that we do not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in our assumptions, changes in business plans, actual experience or other changes, and we undertake no obligation to update any forward-looking statements.

Industry and other information

Unless we indicate otherwise, we base the information concerning the mining industry contained or incorporated by reference in this prospectus supplement and the accompanying prospectus on our general knowledge of and expectations concerning the industry. Our market positions and market shares are based on our estimates using data from various industry sources and assumptions that we believe to be reasonable based on our knowledge of the mining industry. We have not independently verified data from industry sources and cannot guarantee its accuracy or completeness. In addition, we believe that data regarding the mining industry and our market positions and market shares within the industry provide general guidance but are inherently imprecise. Further, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2019 and our quarterly report on Form 10-Q for the quarter ended March 31, 2020, each filed with the SEC, as updated by FCX’s subsequent filings with the SEC.

Extended settlement

We expect that delivery of the notes will be made against payment therefore on or about July                , 2020, which will be the                 business day following the date of pricing of the notes, or “T+     .” Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next                succeeding business days will be required, by virtue of the fact that the notes initially settle in T+    , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

S-iii

Prospectus supplement summary

This summary highlights certain information contained elsewhere or incorporated by reference in this prospectus supplement. Because this is only a summary, it does not contain all the information that may be important to you. For a more complete understanding of our business and this offering, you should read the entire prospectus supplement and the accompanying prospectus and the documents incorporated herein and therein by reference, including the annual and interim financial statements included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should also carefully consider the matters discussed under “Risk factors.”

Overview

FCX is a leading international mining company. We operate large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. We are one of the world’s largest publicly traded copper producers. Our portfolio of mining assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; and significant mining operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru.

Our principal executive offices are located at 333 North Central Avenue, Phoenix, Arizona 85004-2189, and our telephone number at that address is (602) 366-8100. We maintain a website at www.fcx.com, where general information about us is available. Information on or accessible through our website is not a part of, and we are not incorporating the contents of our website or other such information into, this prospectus supplement or the accompanying prospectus.

Concurrent tender offers

Concurrent with this offering, we are conducting cash tender offers for up to $800 million aggregate purchase price, subject to increase or decrease and exclusive of accrued interest, of our (i) 3.55% Senior Notes due 2022 (the “2022 notes”), (ii) 3.875% Senior Notes due 2023 (the “2023 notes”) and (iii) 4.55% Senior Notes due 2024 (the “2024 notes” and, together with the 2022 notes and 2023 notes, the “tender offer notes”), provided that the purchase of the 2024 notes will be subject to an aggregate purchase sublimit of $100 million of aggregate principal amount of such notes. The tender offers are scheduled to expire at 11:59 p.m., New York City time, on August 7, 2020, unless extended, earlier expired or terminated by us in our sole discretion. As of March 31, 2020, there was $805.7 million aggregate principal amount of 2022 notes outstanding, $1,922.5 million aggregate principal amount of 2023 notes outstanding and $850.0 million aggregate principal amount of 2024 notes outstanding. We intend to use the net proceeds from this offering and, if necessary, cash on-hand or available liquidity to fund the purchase of the tender offer notes in the tender offers and the payment of accrued and unpaid interest, premiums, fees and expenses in connection therewith. Any net proceeds not used for the tender offers will be used for general corporate purposes, which may include repurchases or redemptions of our notes. See “Use of proceeds.” The tender offers are being made pursuant to an offer to purchase dated as of July 13, 2020, issued in connection with the tender offers. This prospectus supplement is not an offer to purchase or solicitation of an offer to sell any of the tender offer notes.

The closings of the tender offers will be conditioned on, among other things, our having obtained gross proceeds from this offering in an amount not less than $800 million, upon the terms and subject to the conditions of the tender offers, to purchase the securities validly tendered and accepted for purchase in the tender offers and to pay accrued interest thereon and fees and expenses associated therewith. This offering is not conditioned on the completion of the tender offers.

We are permitted, subject to applicable law, to amend, extend, terminate or withdraw the tender offers, and there can be no assurance that we will consummate the tender offers. There can be no assurance as to the principal amount of any series of tender offer notes that will be tendered or accepted for purchase pursuant to the tender offers. See “Use of proceeds” and “Capitalization.”

Recent developments

We have provided an update on our second-quarter 2020 operating performance and ongoing response to the COVID-19 pandemic as follows:

FCX’s 2020 revised operating plans are focused on safeguarding its business in an uncertain public health and economic environment, advancing the ramp-up of underground production at Grasberg to establish large-scale, low-cost copper and gold production, and advancing initiatives in the Americas to position FCX for significant increases in cash flows in 2021 and beyond.

During the second quarter, FCX met or exceeded several key performance targets included in its April 2020 revised operating plans. Second-quarter 2020 copper sales are expected to exceed the April 2020 estimate of 690 million pounds by approximately 8 percent and gold sales are expected to exceed the April 2020 estimate of 165 thousand ounces by approximately 10 percent.

For the second-quarter 2020, FCX expects that it will have an average estimated copper price realization of $2.54 per pound. The LME copper settlement price averaged $2.43 per pound during second-quarter 2020. The average three-month forward price at the end of June was $2.73 per pound and will be used to record provisionally priced copper sales, expected to finally settle in the second half of 2020.

At June 30, 2020, total consolidated debt is estimated to approximate $9.9 billion and consolidated cash is estimated to approximate $1.5 billion.

The offering

The following summary contains basic information about the notes and is not intended to be complete. It may not contain all of the information that may be important to you. For a more complete description of the notes, see “Description of the notes.” In this summary of the offering, the words “FCX,” “we,” “us” and “our” refer only to Freeport-McMoRan Inc. and not to any of its subsidiaries; and the words “FM O&G” or the “guarantor” refer only to Freeport-McMoRan Oil & Gas LLC and not any of its subsidiaries. Unless otherwise required by the context, we use the term “notes” in this prospectus supplement to refer collectively to the     % Senior Notes due 2028 and the     % Senior Notes due 2030.

Issuer	Freeport-McMoRan Inc., a Delaware corporation

Securities offered	$ in aggregate principal amount of % Senior Notes due 2028 (the “2028 senior notes”).

$ in aggregate principal amount of % Senior Notes due 2030 (the “2030 senior notes”).

Maturity	The 2028 senior notes will mature on , 2028.

The 2030 senior notes will mature on , 2030.

Interest and payment dates	The 2028 senior notes will accrue interest from , 2020 at a rate of % per annum, payable on and of each year, beginning on , 2021.

The 2030 senior notes will accrue interest from , 2020 at a rate of % per annum, payable on and of each year, beginning on , 2021.

Guarantee	The notes will be fully and unconditionally guaranteed by our wholly owned subsidiary FM O&G, and its guarantee of the notes:

•	will be a general unsecured obligation of the guarantor;

•

will rank equally in right of payment with all existing and future senior indebtedness of the guarantor, but will be effectively subordinated to all of the guarantor’s future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	will be senior in right of payment to any subordinated indebtedness of the guarantor.

In addition, each of the guarantor’s subsidiaries, if any, that becomes a guarantor of our obligations under certain of our material indebtedness or the guarantor’s obligations under certain of its material indebtedness will enter into a supplemental indenture, pursuant to which such subsidiary will agree to jointly and severally and fully and unconditionally guarantee our obligations under the notes and the indenture. See “Description of the notes—Additional guarantors.”

Ranking	The indebtedness evidenced by the notes and the guarantee will be our and the guarantor’s senior unsecured obligations and will rank senior in right of payment to any of our and the guarantor’s subordinated indebtedness and equally in right of payment with all of our and the guarantor’s existing and future unsecured and unsubordinated indebtedness, including the guarantor’s guarantees of the existing FCX notes (as defined below). The notes and the guarantee will be effectively subordinated in right of payment to any secured indebtedness that we and the guarantor may have or may incur in the future to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to the indebtedness and other liabilities (including trade accounts payable) of our subsidiaries, other than the guarantor, and the guarantor’s subsidiaries.

As of March 31, 2020, as adjusted to give effect to (i) the use of proceeds from this offering to fund the tender offers (assuming the maximum amount of tender offer notes are validly tendered and accepted) and (ii) the April 3, 2020, make-whole redemption of the 4.00% Senior Notes due 2021 (the “4.00% 2021 notes”), we and our consolidated subsidiaries together would have had outstanding indebtedness of $8.3 billion that will rank equally with the notes, we would have had no material secured indebtedness outstanding (excluding secured indebtedness of our non-guarantor subsidiaries), our subsidiaries other than the guarantor had $14.1 billion of liabilities owed to third parties, including $1.3 billion of indebtedness and excluding $16.4 billion of intercompany liabilities and indebtedness, and the guarantor had no outstanding indebtedness (other than its guarantees of the existing FCX notes) that will rank equally with its guarantee of the notes and no secured indebtedness outstanding. As of March 31, 2020, we had no borrowings and approximately $3.5 billion available under our unsecured revolving credit facility.

Form and denomination	The notes will be issued in the form of several registered notes in global form, without interest coupons, in denominations of $2,000 or integral multiples of $1,000 in excess thereof. Upon issuance, each of the global notes will be deposited with the Trustee (as defined herein) as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described under “Description of the notes—Book-entry notes.”

Optional redemption	We may, at our option, redeem in whole or in part, each series of notes at a make-whole price, plus accrued and unpaid interest, if any, to, but not including, the date of redemption at any time prior to , 2023 in the case of the 2028 senior notes and prior to , 2025 in the case of the 2030 senior notes.

We may redeem the notes, in whole or in part, at any time and from time to time during the periods set forth herein at fixed redemption prices, plus accrued and unpaid interest, if any, to, but not including, the date of redemption, as described under “Description of the notes—Optional redemption.”

We may redeem up to 35% of each series of notes using the net cash proceeds of one or more certain equity offerings as described under “Description of the notes—Optional redemption.”

Offer to repurchase upon change of control triggering event	If we experience a Change of Control Triggering Event (as defined herein), we will be required, unless we have already exercised our option to redeem the notes of the applicable series, to offer to purchase the notes of the applicable series at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of purchase. See “Description of the notes—Change of control triggering event.”

Certain covenants	The indenture governing the notes contains covenants that restrict our ability, with certain exceptions, to incur debt secured by liens, engage in sale and leaseback transactions and merge or consolidate with another entity, or sell, transfer or lease all or substantially all of our assets.

No prior market	The notes will be new classes of securities for which there is currently no public trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any automated dealer quotation system. Although the underwriters have informed us that they currently intend to make a market in the notes, the underwriters are not obligated to do so, and may discontinue market making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Use of proceeds	We estimate that the net proceeds from the offering will be approximately $790 million, after deducting the underwriting discounts and commissions and our estimated offering expenses. We intend to use the net proceeds from this offering and, if necessary, cash on-hand or available liquidity to fund the purchase of the tender offer notes in the tender offers and the payment of accrued and unpaid interest, premiums, fees and expenses in connection therewith. Any net proceeds not used for the tender offers will be used for general corporate purposes, which may include repurchases or redemptions of our notes. See “Use of proceeds.”

Governing law	The notes will be and the indenture is governed by the laws of the State of New York.

Risk factors	Investing in the notes involves substantial risks. You should carefully consider all the information in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference prior to investing in the notes. In particular, we urge you to carefully consider the factors set forth under “Risk factors” in this prospectus supplement in addition to the risks described under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2019 and our quarterly report on Form 10-Q for the quarter ended March 31, 2020, each filed with the SEC.

Trustee, registrar and paying agent	U.S. Bank National Association

Risk factors

Investing in the notes involves risk. Prior to making a decision about investing in our securities, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors, as well as the risk factors incorporated by reference in this prospectus supplement from our annual report on Form 10-K for the year ended December 31, 2019 and our quarterly report on Form 10-Q for the quarter ended March 31, 2020, under the heading “Risk Factors”. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference into this prospectus supplement.

Risks related to the notes

The notes are subject to prior claims of our secured creditors and the creditors of our subsidiaries that do not guarantee the notes, and if a default occurs we may not have sufficient funds to fulfill our obligations under the notes.

The indebtedness evidenced by the notes and the guarantee will be our and the guarantor’s senior unsecured obligations and will rank equally in right of payment with all of our and the guarantor’s existing and future unsecured and unsubordinated indebtedness, including the guarantor’s guarantees of the existing FCX notes. The notes and the guarantee will be effectively subordinated in right of payment to any secured indebtedness that we and the guarantor may have or may incur in the future to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to the indebtedness and other liabilities (including trade accounts payable) of our subsidiaries, other than the guarantor, and the guarantor’s subsidiaries. The indenture governing the notes permits us and our subsidiaries and the guarantor and its subsidiaries to incur secured debt under specified circumstances. If we or the guarantor incur any secured debt, our assets or the guarantor’s assets, as the case may be, and the assets of our and the guarantor’s subsidiaries, as the case may be, will be subject to prior claims by our and the guarantor’s secured creditors. In the event of our or the guarantor’s bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our or the guarantor’s remaining assets ratably with all of our and the guarantor’s unsecured and unsubordinated creditors, including our and the guarantor’s trade creditors.

If we or the guarantor incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our or the guarantor’s insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all of these creditors, all or a portion of the notes then outstanding would remain unpaid.

As of March 31, 2020, as adjusted to give effect to (i) the use of proceeds from this offering to fund the tender offers (assuming the maximum amount of tender offer notes are validly tendered and accepted) and (ii) the April 3, 2020, make-whole redemption of the 4.00% 2021 notes, we and our consolidated subsidiaries together would have had outstanding indebtedness of $8.3 billion that will rank equally with the notes, we would have had no material secured indebtedness outstanding (excluding secured indebtedness of our non-guarantor subsidiaries), our subsidiaries other than the guarantor had $14.1 billion of liabilities owed to third parties, including $1.3 billion of indebtedness and excluding $16.4 billion of intercompany liabilities and indebtedness, and the guarantor had no outstanding indebtedness (other than its guarantees of the existing FCX notes) that will rank equally with its guarantee of the notes and no secured indebtedness outstanding.

The indenture does not limit the amount of indebtedness that we and our subsidiaries may incur and does not contain provisions that would afford the holders of the notes any substantial protection in the event we participate in a highly leveraged transaction.

The indenture under which the notes will be issued will not limit the amount of indebtedness that we and our subsidiaries may incur. As of March 31, 2020, we had no borrowings and approximately $3.5 billion available under our unsecured revolving credit facility. The indenture will not contain any financial covenants or other provisions that would afford the holders of the notes any substantial protection in the event we participate in a highly leveraged transaction.

The guarantee of the notes by the guarantor could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on the guarantor to satisfy claims.

The notes will be fully and unconditionally guaranteed by the guarantor. However, under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantee of the notes can be voided, or claims under the guarantee may be subordinated to all other debts of the guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by the guarantee of the notes or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A court would likely find that the guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the notes. The guarantor’s guarantee of the notes may also be voided without regard to the above factors if a court finds that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors. If a court were to void the guarantee, you would no longer have a claim against the guarantor. Sufficient funds to repay the notes may not be available from other sources. In addition, the court might direct you to repay any amounts that you already received from the guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, the guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

The guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under the guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantee from being voided under fraudulent transfer law.

The agreements governing our indebtedness contain various covenants that limit our discretion in the operation of our business and also require us to meet financial maintenance tests and other covenants. The failure to comply with such tests and covenants could have a material adverse effect on us.

The agreements governing our indebtedness contain various covenants, subject to exceptions, including covenants that restrict our ability to:

•	incur additional indebtedness;
•	create liens on our assets;
•	use assets as security in other transactions;
•	sell assets;
•	merge with or into other companies; and
•	enter into sale and leaseback transactions.

In addition, our credit facility requires that we meet certain financial tests, including an interest coverage ratio test, minimum liquidity (through the quarter ending June 30, 2021) and a leverage ratio test (for the quarter ending September 30, 2021 and thereafter). During periods in which copper, gold and molybdenum prices or production volumes, or other conditions, reflect the adverse impact of cyclical market trends or other factors, we may not be able to comply with the applicable financial covenants.

Any failure to comply with the restrictions of our credit facility or any agreement governing our other indebtedness may result in an event of default under those agreements. Such default may allow the creditors to accelerate the related debt, which acceleration may trigger cross-acceleration or cross-default provisions in other debt. Our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or, if accelerated, upon an event of default.

If, when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our credit facility, or if a default otherwise occurs, the lenders under our credit facility could elect to terminate their commitments thereunder, cease making further loans and declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable. Any such actions could force us into bankruptcy or liquidation, and we cannot provide any assurance that we could repay our obligations under the notes in such an event.

Changes in our credit ratings may adversely affect the value of the notes.

We cannot provide assurance as to the credit ratings that may be assigned to the notes or that any such credit ratings will remain in effect for any given period of time or that any such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances warrant such an action. Further, any such ratings will be limited in scope and will not address all material risks relating to an investment in the notes, but rather will reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could adversely affect the market value of the notes and increase our corporate borrowing costs.

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

Our holding company structure may impact your ability to receive payment on the notes.

We are a holding company with no material assets other than the capital stock of our subsidiaries. As a result, our ability to repay our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries, other than the guarantor, do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. You will not have any claim as a creditor against our subsidiaries, other than the guarantor, and indebtedness and other liabilities of such subsidiaries will be effectively senior to your claims against them. In addition, our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including each series of the notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal, regulatory and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. Although the notes are unsubordinated obligations, they will be structurally subordinated to all liabilities of our subsidiaries, other than the guarantor, to the extent of their assets. Our rights to participate in any distribution of such subsidiaries’ assets upon their liquidation, reorganization or insolvency would generally be subject to the prior claims of the subsidiaries’ creditors, including any trade creditors and preferred shareholders.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes, we will be required to make an offer to purchase the notes in cash at the redemption price described in this prospectus supplement. However, we may not be able to repurchase the notes upon a Change of Control Triggering Event because we may not have sufficient funds to do so. In addition, agreements governing indebtedness incurred in the future may restrict us from purchasing the notes in the event of a Change of Control Triggering Event. Any failure to purchase properly tendered notes would constitute an event of default under the indenture governing the notes, which could, in turn, cause an acceleration of our other indebtedness. See “Description of the notes—Change of control triggering event.”

There are no public markets for the notes, and markets for the notes may not develop.

The underwriters have advised us that they currently intend to make a market in the notes of each series. However, the underwriters are not obligated to do so and any underwriter may discontinue its market-making activities at any time without notice. We do not intend to apply for a listing of the notes of any series on any securities exchange or automated interdealer quotation system.

The notes of each series will be a new class of securities for which there is currently no public trading market, and no assurance can be given as to:

•	the liquidity of any such market that may develop;
•	the ability of holders of the notes to sell their notes; or
•	the prices at which the holders of the notes would be able to sell their notes.

If such markets were to exist, the notes could trade at prices that may be higher or lower than their principal amounts or purchase prices, depending on many factors, including:

•	prevailing interest rates and the markets for similar securities;
•	the interest of securities dealers in making a market;
•	the market price of our common stock;
•	general economic conditions; and
•	our financial condition, historic financial performance and future prospects.

Use of proceeds

We estimate that the net proceeds from the offering will be approximately $790 million, after deducting the underwriting discount and commissions and our estimated offering expenses. We intend to use the net proceeds from this offering and, if necessary, cash on-hand or available liquidity to fund the purchase of the tender offer notes in the tender offers and the payment of accrued and unpaid interest, premiums, fees and expenses in connection therewith. Any net proceeds not used for the tender offers will be used for general corporate purposes, which may include repurchases or redemptions of our notes. As of March 31, 2020, there was $805.7 million aggregate principal amount of 2022 notes outstanding, $1,922.5 million aggregate principal amount of 2023 notes outstanding and $850.0 million aggregate principal amount of 2024 notes outstanding. The 2022 notes mature on March 1, 2022, the 2023 notes mature on March 15, 2023, and the 2024 notes mature on November 14, 2024.

Certain of the underwriters or their affiliates may hold a portion of any series of the tender offer notes. As a result, certain of the underwriters or their affiliates may receive a portion of the net proceeds of the offering. See “Underwriting.”

Capitalization

The following table sets forth our actual capitalization from our unaudited consolidated financial statements as of March 31, 2020, on an as reported basis, and as adjusted to give effect to:

•	the issuance and sale of the notes;

•

the use of the net proceeds from this offering and, if necessary, cash on-hand or available liquidity to fund the purchase of the tender offer notes in the tender offers and the payment of accrued and unpaid interest, premiums, fees and expenses in connection therewith; and

•	the April 3, 2020, make-whole redemption of the 4.00% 2021 notes.

This table should be read in conjunction with “Use of proceeds,” “Selected consolidated historical financial data” and our financial statements and related notes, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2020
(Dollars in millions)	Actual		As adjusted
Cash and cash equivalents	$1,602		$1,422	(a),(b)

Debt:
Revolving credit facility	$—	(c)	$—
Cerro Verde credit facility	826		826
Senior notes and debentures
Issued by FCX (collectively, the “existing FCX notes”):
4.00% Senior Notes due 2021	154		—	(b)
3.55% Senior Notes due 2022	804		563	(d)
3.875% Senior Notes due 2023	1,918		1,390	(d)
4.55% Senior Notes due 2024	846		846	(d)
5.00% Senior Notes due 2027	592		592
4.125% Senior Notes due 2028	690		690
5.25% Senior Notes due 2029	592		592
4.25% Senior Notes due 2030	592		592
5.40% Senior Notes due 2034	741		741
5.450% Senior Notes due 2043	1,844		1,844
New Senior Notes offered hereby	—		800	(e)
Issued by Freeport Minerals Corporation:
7 1/8% Debentures due 2027	115		115
9 1/2% Senior Notes due 2031	125		125
6 1/8% Senior Notes due 2034	117		117
Other	118		118

Total debt	10,074		9,951
Total stockholders’ equity	8,855		8,813	(f)

Total capitalization	$18,929		$18,764

a.	Reflects the application of net proceeds together with available cash to fund the purchase of the tender offer notes in the tender offers and the payment of accrued and unpaid interest, premiums, fees and expenses in connection therewith.

b.	Reflects the April 3, 2020, make-whole redemption of the 4.00% 2021 notes.

c.	As of March 31, 2020 and June 30, 2020, we had no borrowings and approximately $3.5 billion available under our unsecured revolving credit facility.

d.	As adjusted tender offer notes reflect the application of net proceeds from this offering and, if necessary, cash on hand or available liquidity to finance the purchase of tender offer notes, assuming that (i) 2022 notes and 2023 notes are accepted in the tenders offers for aggregate principal amounts of $242 million and $529 million, respectively, and such tender offer notes are tendered at or prior to the early tender offer deadline and are purchased at a price of $103.25 and $104.00, respectively, per $1,000 principal amount of tender offer notes and (ii) no 2024 notes are accepted in the tender offers. There can be no assurance as to the principal amount of any series of tender offer notes that will be tendered or accepted for purchase pursuant to the tender offers and, as a result, the aggregate principal amount of tender offer notes tendered and accepted for purchase, and the cash consideration paid pursuant to the tender offers, may differ from the assumed amounts set forth above. See “Use of proceeds.”

e.	Excludes debt issuance costs and assumes the new notes will be recorded at no discounts.

f.	Includes (i) an estimated loss of $33 million for early extinguishment of debt assuming acceptance in the tender offers of $242 million principal amount of the 2022 notes and $529 million principal amount of the 2023 notes and (ii) a loss of $9 million for early extinguishment of debt related to the make-whole redemption of the 4.00% 2021 notes on April 3, 2020.

Selected consolidated historical financial data

The following table sets forth our selected consolidated historical financial data. The selected consolidated financial data as of and for the years ended December 31, 2019, 2018, 2017, 2016 and 2015 have been derived from our audited consolidated financial statements and related notes. The selected consolidated financial data as of and for the three months ended March 31, 2020 and 2019 have been derived from our unaudited consolidated financial statements and related notes. All references to income or losses per share are on a diluted basis. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. Our unaudited interim financial statements reflect all adjustments that our management considers necessary for fair presentation of the financial position and results of operations for such periods in accordance with U.S. generally accepted accounting principles.

Historical results are not necessarily indicative of results that may be expected for any future period. This selected consolidated financial data should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures about Market Risk” (“MD&A”) and “Financial Statements and Supplementary Data” included in our annual report on Form 10-K for the year ended December 31, 2019, and in our quarterly report on Form 10-Q for the quarter ended March 31, 2020, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where you can find more information” in this prospectus supplement.

Consolidated financial data

	Three months ended March 31,			Years ended December 31,
	2020	2019		2019	2018		2017		2016	2015
	(In millions, except per share amounts)
Revenues	$2,798	$3,792		$14,402 [a]	$18,628		$16,403		$14,830 [b]	$14,607 [b]
Operating (loss) income[c]	$(473)[d,e]	$321	[d,e,f]	$1,091	$4,754	[g,h]	$3,690	[i]	$(2,729)[j]	$(13,437)[k]
Net (loss) income from continuing operations	$(549)[l]	$75	[l]	$(192)[l,m,n,o,p]	$2,909	[l,o,p,q]	$2,029	[l,o,p]	$(3,832)[l,p]	$(12,180)[q]
Net income (loss) from discontinued operations[r]	$—	$1		$3	$(15)		$66		$(193)	$91
Net (loss) income attributable to common stock	$(491)[s]	$31		$(239)	$2,602		$1,817		$(4,154)[t]	$(12,236)

Diluted net (loss) income per share attributable to common stock:
Continuing operations	$(0.34)	$0.02		$(0.17)	$1.79		$1.21		$(2.96)	$(11.32)
Discontinued operations	—	—		—	(0.01)		0.04		(0.20)	0.01

	$(0.34)	$0.02		$(0.17)	$1.78		$1.25		$(3.16)	$(11.31)

Weighted-average common shares outstanding:
Basic	1,452	1,451		1,451	1,449		1,447		1,318	1,082
Diluted	1,452	1,457		1,451	1,458		1,454		1,318	1,082
Dividends declared per share of common stock	$—	$0.05		$0.20	$0.20		$—		$—	$0.2605
Operating cash flows	$(38)	$534		$1,482	$3,863		$4,666		$3,737	$3,220
Capital expenditures	$610	$622		$2,652	$1,971		$1,410		$2,813	$6,353

	At March 31,		At December 31,
	2020	2019	2019	2018	2017	2016		2015
	(In millions)
Cash and cash equivalents	$1,602	$2,833	$2,020	$4,217	$4,526	$4,262		$193
Property, plant, equipment and mine development costs, net	$29,899	$28,497	$29,584	$28,010	$22,994	$23,348		$24,245
Oil and gas properties, net	$—	$—	$—	$—	$—	$74		$7,093
Assets held for sale, including current portion	$—	$—	$—	$—	$—	$5	[u]	$4,862	[u]
Total assets	$40,219	$41,059	$40,809	$42,216	$37,302	$37,317		$46,577
Total debt, including current portion	$10,074	$9,905	$9,826	$11,141	$13,229	$16,126		$20,428
Redeemable noncontrolling interest	$—	$—	$—	$—	$—	$—		$764
Total stockholders’ equity	$8,855	$9,783	$9,298	$9,798	$7,977	$6,051		$7,828

a.	Includes charges totaling $166 million ($91 million to net loss attributable to common stock or $0.06 per share) primarily associated with an unfavorable Indonesia Supreme Court ruling related to certain disputed PT Freeport Indonesia (“PT-FI”) export duties.

b.	Includes net noncash mark-to-market losses associated with crude oil and natural gas derivative contracts totaling $41 million ($41 million to net loss attributable to common stock or $0.03 per share) in 2016 and $319 million ($198 million to net loss attributable to common stock or $0.18 per share) in 2015.

c.	Includes net charges (credits) for adjustments to environmental obligations and related litigation reserves totaling $14 million ($14 million to net loss attributable to common stock or $0.01 per share) in first-quarter 2020 and $35 million ($35 million to net income attributable to common stock or $0.02 per share) in first-quarter 2019, $68 million ($68 million to net loss attributable to common stock or $0.05 per share) in 2019, $57 million ($57 million to net income attributable to common stock or $0.04 per share) in 2018, $210 million ($210 million to net income attributable to common stock or $0.14 per share) in 2017, $(16) million ($(16) million to net loss attributable to common stock or $(0.01) per share) in 2016 and $43 million ($28 million to net loss attributable to common stock or $0.03 per share) in 2015.

d.	Includes metals inventory adjustments totaling $222 million ($182 million to net loss attributable to common stock or $0.12 per share) in first-quarter 2020 and $57 million ($26 million to net income attributable to common stock or $0.02 per share) in first-quarter 2019. First-quarter 2020 also includes charges totaling $28 million ($9 million to net loss attributable to common stock or $0.01 per share), primarily related to idle facility costs at Cerro Verde and contract cancellation costs at El Abra resulting from the COVID-19 pandemic.

e.	Includes (losses) gains on sales of assets totaling $(11) million ($(11) million to net loss attributable to common stock or $(0.01) per share) in first-quarter 2020 and $33 million ($33 million to net income attributable to common stock or $0.02 per share) in first-quarter 2019.

f.	Includes charges totaling $22 million ($10 million to net income attributable to common stock or $0.01 per share), primarily associated with weather-related issues at El Abra and for non-recurring employee costs at PT-FI.

g.	The year 2018 includes net credits totaling $96 million ($156 million to net income attributable to common stock or $0.11 per share) consisting of gains on sales of assets totaling $208 million, partly offset by net charges of $69 million associated with Cerro Verde’s collective labor agreement and $43 million mostly associated with depreciation expense at Freeport Cobalt, which was suspended while it was classified as held for sale.

h.	The year 2018 also includes net charges at PT-FI totaling $223 million ($110 million to net income attributable to common stock or $0.08 per share) consisting of $69 million for surface water tax settlements with the local regional tax authority in Papua, Indonesia, $32 million for assessments of prior period permit fees with Indonesia’s Ministry of Environment and Forestry, $72 million for disputed payroll withholding taxes for prior years and other tax settlements, and $62 million to write-off certain previously capitalized project costs for the new smelter in Indonesia, partly offset by inventory adjustments totaling $12 million.

i.	The year 2017 includes net charges totaling $68 million ($12 million to net income attributable to common stock or $0.01 per share) consisting of charges totaling $125 million for workforce reductions at PT-FI and other net charges of $24 million mostly for asset impairments and metals inventory adjustments, partly offset by net gains on sales of assets totaling $81 million primarily associated with oil and gas transactions.

j.	The year 2016 includes net charges totaling $4.9 billion ($4.8 billion to net loss attributable to common stock or $3.67 per share) consisting of (i) $4.3 billion for impairment of oil and gas properties, (ii) $926 million for drillship settlements/idle rig and contract termination costs, (iii) $196 million for other charges at oil and gas operations primarily associated with inventory adjustments, asset impairment and other restructuring charges and (iv) $69 million for charges at mining operations for metals inventory adjustments, PT-FI asset retirement and Cerro Verde social commitments, partly offset by (v) net gains on sales of assets totaling $649 million mostly associated with the Morenci and Timok transactions, and net of estimated losses associated with assets held for sale.

k.

The year 2015 includes net charges totaling $13.8 billion ($12.0 billion to net loss attributable to common stock or $11.10 per share) consisting of (i) $13.1 billion for impairment of oil and gas properties, (ii) $338 million for metals inventory adjustments, (iii) $188 million for charges at oil and gas operations primarily associated with other asset impairment and inventory adjustments, idle/terminated rig costs and prior year mineral tax assessments related to the California properties, (iv) $145 million for charges at mining operations primarily associated with asset impairment, restructuring and other net charges and (v) $18 million for executive retirement benefits, partly offset by (vi) a net gain of $39 million for the sale of our interest in the Luna Energy power facility.

l.	Includes after-tax net (losses) gains on early extinguishment and exchanges of debt totaling $(32) million ($(0.02) per share) in first-quarter 2020, $(5) million (less than $(0.01) per share) in first-quarter 2019, $(26) million ($(0.02) per share) in 2019, $7 million (less than $0.01 per share) in 2018, $21 million ($0.01 per share) in 2017 and $26 million ($0.02 per share) in 2016.

m.	The year 2019 includes net gains of $179 million ($169 million to net loss attributable to common stock or $0.12 per share) consisting of gains on sales of assets totaling $417 million and net credits for adjustments to asset retirement obligations totaling $19 million, partly offset by metals inventory adjustments totaling $179 million and other net charges totaling $78 million, mostly associated with weather-related issues at El Abra, asset impairments, adjustments to deferred profit sharing and oil and gas inventory adjustments.

n.	The year 2019 also includes charges at PT-FI of $294 million ($288 million to net loss attributable to common stock or $0.20 per share) consisting of $234 million associated with PT-FI’s historical contested tax disputes, $32 million for a currency exchange adjustment to value-added tax receivables and $28 million for an adjustment to the settlement of the historical surface water tax matters with the local regional tax authority in Papua, Indonesia.

o.	Includes charges at Cerro Verde related to disputed royalty matters for prior years totaling $7 million to net loss attributable to common stock (less than $0.01 per share) in 2019, $195 million to net income attributable to common stock ($0.13 per share) in 2018 and $186 million to net income attributable to common stock ($0.13 per share) in 2017. Charges for 2019 represent $6 million to operating income and $10 million to interest expense. Net charges for 2018 consist of $14 million to operating income, $370 million to interest expense and $22 million to other expense, net of $35 million of net income tax benefits and $176 million to noncontrolling interests. Net charges for 2017 consist of $203 million to operating income, $145 million to interest expense and $7 million to provision for income taxes, net of $169 million to noncontrolling interests.

p.	As further discussed in “Consolidated Results—Income Taxes” contained in MD&A, amounts include net tax (charges) credits of $(1) million ($34 million net of noncontrolling interests or $0.02 per share) in 2019, $632 million ($574 million net of noncontrolling interests or $0.39 per share) in 2018, $438 million ($0.30 per share) in 2017 and $370 million ($374 million net of noncontrolling interests or $0.28 per share) in 2016.

q.	The year 2018 includes a gain of $19 million to net income attributable to common stock or $0.01 per share for interest received on tax refunds. The year 2015 includes a gain of $92 million to net loss attributable to common stock or $0.09 per share related to net proceeds received from insurance carriers and other third parties related to the shareholder derivative litigation settlement.

r.	Discontinued operations reflects the results of TF Holdings Limited (“TFHL”), through which we held an interest in the Tenke Fungurume mine until it was sold on November 16, 2016, and includes charges for allocated interest expense associated with the portion of the term loan that was required to be repaid as a result of the sale. Net income (loss) from discontinued operations in 2019, 2018 and 2017, primarily reflect adjustments to the fair value of the potential contingent consideration related to the sale and was adjusted through December 31, 2019. The year 2016 also includes a net charge of $198 million for the loss on disposal.

s.	Includes net charges totaling $8 million ($0.01 per share), primarily related to a change in a tax position at Cerro Verde and asset impairments. These charges, before income taxes and noncontrolling interests, were recorded to production and delivery ($5 million), interest expense, net ($7 million) and other income, net ($4 million).

t.	The year 2016 Includes a gain on redemption of a redeemable noncontrolling interest of $199 million ($0.15 per share) associated with the settlement of a preferred stock obligation.

u.	In accordance with accounting guidelines, the assets and liabilities of TFHL were presented as held for sale in the consolidated balance sheets.

Description of the notes

The notes will constitute debt securities to be issued under an indenture dated as of August 15, 2019 (the “base indenture”) between us and U.S. Bank National Association, as trustee (the “trustee”), as supplemented by a sixth and seventh supplemental indenture, each to be dated as of                     , 2020 among us, FM O&G, as guarantor, and the trustee (the supplemental indentures together with the base indenture, the “indenture”). The following description is only a summary of the material provisions of the notes and the indenture. You should read these documents in their entirety because they, and not this description, define your rights as holders of the notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939 (the “TIA”), and to all of the provisions of the indenture and those terms made a part of the indenture by reference to the TIA. Unless the context requires otherwise, all references to the “Company,” “FCX,” “we,” “us” and “our” in this section refer solely to Freeport-McMoRan Inc. and not to its subsidiaries; and all references to “FM O&G” or the “guarantor” refer solely to Freeport-McMoRan Oil & Gas LLC and not its subsidiaries.

General

The 2028 senior notes will be issued in an initial aggregate principal amount of $         and will mature on                     , 2028 (the “2028 senior notes”). The 2030 senior notes will be issued in an initial aggregate principal amount of $         and will mature on                     , 2030 (the “2030 senior notes”). The 2028 senior notes and the 2030 senior notes are collectively referred to herein as the “notes.” The notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 above that amount. The notes will not be entitled to any sinking fund.

Interest will accrue on each series of notes at the applicable rate per annum shown on the cover of this prospectus supplement from July     , 2020, or from the most recent date on which interest has been paid or provided for, payable semi-annually on                  and                  of each year, beginning on                     , 2021, to the persons in whose names such notes are registered in the security register at the close of business on the                  or                  preceding the relevant interest payment date, except that interest payable at maturity shall be paid to the same persons to whom principal of the notes is payable. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months. If the maturity date for the notes falls on a day that is not a business day, the principal of and interest on the notes shall be due on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the maturity date.

The indenture does not limit the amount of notes that we may issue. We may from time to time, without notice to or the consent of the registered holders of any series of notes, create and issue additional notes ranking equally and ratably with any series of notes being issued in this offering in all respects (other than the issue price, the date of issuance, the payment of interest accruing prior to the issue date of such additional notes and, in some cases, the first payment of interest following the issue date of such additional notes). Any such additional notes shall be consolidated and form a single series with the applicable series of notes being issued in this offering, including for purposes of voting and redemptions, provided that if the additional notes are not fungible with the notes of such series initially issued for U.S. federal income tax purposes, such additional notes shall have a separate CUSIP number.

The indenture does not limit our ability, or the ability of our subsidiaries, to incur additional indebtedness. The indenture does not and the terms of the notes will not contain any covenants (other than those described herein) designed to afford holders of any notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the notes.

The notes will be new classes of securities for which there is currently no public trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any automated dealer quotation system.

Ranking

The indebtedness evidenced by the notes and the guarantee will be our and the guarantor’s senior unsecured obligations and will rank senior in right of payment to any of our and the guarantor’s subordinated indebtedness and equally in right of payment with all of our and the guarantor’s existing and future unsecured and unsubordinated indebtedness. The notes and the guarantee will be effectively subordinated in right of payment to any secured indebtedness that we and the guarantor may have or may incur in the future to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to the indebtedness and other liabilities (including trade accounts payable) of our subsidiaries, other than the guarantor, and the guarantor’s subsidiaries.

As of March 31, 2020, as adjusted to give effect to (i) the use of proceeds from this offering to fund the tender offers (assuming the maximum amount of tender offer notes are validly tendered and accepted) and (ii) the April 3, 2020, make-whole redemption of the 4.00% Senior Notes due 2021, we and our consolidated subsidiaries together would have had outstanding indebtedness of $8.3 billion that will rank equally with the notes, we would have had no material secured indebtedness outstanding (excluding secured indebtedness of our non-guarantor subsidiaries), our subsidiaries other than the guarantor had $14.1 billion of liabilities owed to third parties, including $1.3 billion of indebtedness and excluding $16.4 billion of intercompany liabilities and indebtedness, and the guarantor had no outstanding indebtedness (other than its guarantee of the existing FCX notes) that will rank equally with its guarantee of the notes and no secured indebtedness outstanding.

Guarantee

The guarantor will fully and unconditionally guarantee our obligations under the notes and the indenture. The guarantor’s guarantee of the notes:

•	will be a general unsecured obligation of the guarantor;

•

will rank equally in right of payment with all existing and future senior indebtedness of the guarantor, including the guarantor’s guarantees of the existing FCX notes, but will be effectively subordinated to all of the guarantor’s future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	will be senior in right of payment to any subordinated indebtedness of the guarantor.

The guarantor will be our only subsidiary that will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As of March 31, 2020, our non-guarantor subsidiaries held approximately 60% of our consolidated liabilities and substantially all of our consolidated assets. For the twelve months ended March 31, 2020, our non-guarantor subsidiaries generated substantially all of our consolidated revenues and operating income.

The obligations of the guarantor under its guarantee of the notes will be limited as necessary to prevent such guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law; however, the effect of such provision may be limited by applicable law. See “Risk factors—The guarantee of the notes by the guarantor could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on the guarantor to satisfy claims.”

The indenture will provide for the release of the guarantor’s guarantee in certain circumstances, including:

•	if all or substantially all of the equity interests or assets of the guarantor are sold, transferred or otherwise disposed of, other than to us, one of our subsidiaries or one of our affiliates;

•

if the guarantor no longer guarantees any obligations of FCX in respect of (and is no longer a co-borrower under) any of our revolving credit facility or Other Senior Debt (as defined below) or guarantees any refinancing or replacement thereof, and is released or discharged from each guarantee granted by the guarantor with respect to all of such indebtedness other than obligations arising under the indenture and any notes issued under the indenture, except discharges or releases by, or as a result of payment under, such guarantee; and

•	under the circumstances described under “Description of the notes—Additional guarantors.”

“Other Senior Debt” means any other unsecured, unsubordinated capital market indebtedness of FCX ranking on a pari passu basis with the obligations of FCX under the indenture that is issued in a registered public offering or a private placement transaction (including pursuant to Rule 144A under the Securities Act).

Optional redemption

2028 senior notes

Except as described below, the 2028 senior notes are not redeemable until                     , 2023. The 2028 senior notes may be redeemed by us in whole or in part, from time to time on or after the applicable date set forth below, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the 2028 senior notes to be redeemed to, but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) if on and after the issue date, redeemed during the twelve-month period beginning on                  of the years indicated below:

Year	Redemption price
2023	%
2024	%
2025	%
2026 and thereafter	100.000%

2030 senior notes

Except as described below, the 2030 senior notes are not redeemable until                     , 2025. The 2030 senior notes may be redeemed by us in whole or in part, from time to time on or after the applicable date set forth below, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the 2030 senior notes to be redeemed to, but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) if on and after the issue date, redeemed during the twelve-month period beginning on                  of the years indicated below:

Year	Redemption price
2025	%
2026	%
2027	%
2028 and thereafter	100.000%

We may, at our option, at any time and from time to time, redeem, in whole or in part, the 2028 senior notes prior to                     , 2023 and the 2030 senior notes prior to                     , 2025 on not less than 30 nor more than 60 days’ prior notice to the holders of such notes, with a copy provided to the trustee. The notes of any series will be redeemable at a redemption price, to be calculated by us, equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of (a) the redemption price of such notes at                     , 2023 with respect to the 2028 notes and                     , 2025 with respect to the 2030 notes and (b) the remaining scheduled payments of interest on the notes to be redeemed from the date of redemption to                     , 2023 (not including interest accrued to the date of redemption) with respect to the 2028 notes and                     , 2025 (not including interest accrued to the date of redemption) with respect to the 2030 notes, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest on the notes to be redeemed to the date of redemption.

“Comparable Treasury Issue” means, with respect to the notes of any series to be redeemed, the U.S. Treasury security selected by an Independent Investment Banker as having a maturity most nearly equal to the period from the redemption date to                     , 2023 with respect to the 2028 senior notes and                     , 2025 with respect to the 2030 notes, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities; provided if such period is less than one year, then the U.S. Treasury security having a maturity of one year shall be used.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC and its successors and up to three other primary U.S. government securities dealers in the U.S. (each a “Primary Treasury Dealer”) specified from time to time by us, except that if any of the foregoing ceases to be a Primary Treasury Dealer, we are required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notwithstanding the foregoing, at any time, or from time to time, on and after the issue date and prior to                     , 2023 with respect to the 2028 notes and                     , 2025 with respect to the 2030 notes, we may, at our option, on not less than 30 nor more than 60 days’ prior notice to the holders of such notes, with a copy provided to the trustee, redeem in the aggregate up to 35% of the aggregate principal amount of any series of notes issued under the indenture (including the aggregate principal amount of any additional notes) with the net cash proceeds of one or more Equity Offerings at a redemption price equal to     % of the principal amount of the notes redeemed with respect to the 2028 notes and     % of the principal amount of the notes redeemed with respect to the 2030 notes, plus accrued and unpaid interest thereon, if any, to, but not including, the date of redemption (subject to the rights of holders of such notes on the relevant record date to receive interest on the relevant interest payment date falling prior to or on the redemption date); provided that:

(1) after giving effect to any such redemption at least 65% of the aggregate principal amount of such series of notes issued under the indenture (including the aggregate principal amount of any additional notes) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of, and may be conditioned upon, the closing of such Equity Offering.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of, or interests in (however designated), the equity of such Person which is outstanding or issued on or after the date of the indenture, including, without limitation, all Common Stock and Preferred Stock and partnership and joint venture interests of such Person.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of common stock of such Person which is outstanding or issued on or after the date of the indenture, including, without limitation, all series and classes of such common stock.

“Disqualified Capital Stock” means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the date 91 days after the final maturity date of the relevant series of notes.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale of Equity Interests of FCX (other than Disqualified Capital Stock and other than to a subsidiary of FCX) by FCX.

“Person” has the meaning set forth under “—Change of Control Triggering Event” below.

“Preferred Stock” is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of preferred or preference stock of such Person which is outstanding or issued on or after the date of the Indenture.

Any notice of redemption with respect to the notes may, at our discretion, be conditioned on the satisfaction of one or more conditions precedent.

Change of control triggering event

Upon the occurrence of a Change of Control Triggering Event with respect to the notes of any series, unless we have exercised our right to redeem the notes of the applicable series as described under “—Optional redemption” by giving irrevocable notice to the trustee in accordance with the indenture, each holder of notes of the applicable series will have the right to require us to purchase all or a portion of such holder’s applicable series of notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of holders of the applicable series of notes on the relevant record date to receive interest due on the relevant interest payment date.

Unless we have exercised our right to redeem the notes of the applicable series, within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to the applicable series of notes, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of the applicable series of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by law (the “Change of Control Payment Date”). The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept or cause a third party to accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by us of notes pursuant to the Change of Control Offer have been complied with.

We will not be required to make a Change of Control Offer with respect to the applicable series of notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the notes of the applicable series properly tendered and not withdrawn under its offer.

We will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes of the applicable series as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes of the applicable series, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the foregoing discussion of a Change of Control Offer, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following after the date of issuance of the notes:

1.	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of FCX and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to FCX or one of its subsidiaries;

2.

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, it being agreed that an employee of FCX or any of its subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the voting power of our outstanding Voting Stock or of the Voting Stock of any of FCX’s direct or indirect parent companies;

3.	we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing at least a majority of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

4.	the first day on which a majority of the members of our board of directors or the board of directors of any of FCX’s direct or indirect parent companies are not Continuing Directors; or

5.	the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely because we become a direct or indirect wholly owned subsidiary of a holding company if the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction.

“Change of Control Triggering Event” means, with respect to any series of notes, (i) the rating of such notes is lowered by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by us of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and (ii) such notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period; provided that a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the trustee at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of the applicable board of directors who: (1) was a member of such board of directors on the date of issuance of the notes or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, we may appoint another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement for such Rating Agency.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

For purposes of the notes, the following definition is applicable:

“Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of FCX and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of FCX and its subsidiaries taken as a whole to another Person or group may be uncertain.

Certain covenants

Restriction on liens

We will not, nor will we permit any Domestic Subsidiary to, incur, issue, assume or guarantee any Debt secured by a Lien upon any Principal Property or on any shares of stock or indebtedness of any Domestic Subsidiary (whether such Principal Property, shares of stock or indebtedness is now owned or hereafter acquired) without in any such case effectively providing that the notes (together with, if we shall so determine, any other indebtedness of or guaranteed by us or such Domestic Subsidiary ranking equally with the notes then existing or thereafter created) shall be secured equally and ratably with such Debt for so long as such Debt is so secured, except that the foregoing restrictions shall not apply to:

(i) Liens on property, shares of stock or indebtedness of or guaranteed by any Person existing at the time such Person becomes a Domestic Subsidiary;

(ii) Liens on property existing at the time of acquisition thereof, or to secure the payment of all or part of the purchase or construction price of property, or to secure Debt incurred or guaranteed for the purpose of financing all or part of the purchase or construction price of property or the cost of improvements on property, which Debt is incurred or guaranteed prior to, at the time of, or within 180 days after the later of such acquisition or completion of such improvements or construction or commencement of commercial operation of the property;

(iii) Liens in favor of us or any Subsidiary;

(iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with us or a Domestic Subsidiary or at the time of a purchase, lease or other acquisition of the property of a Person as an entirety or substantially as an entirety by us or a Domestic Subsidiary;

(v) Liens on our property or that of a Domestic Subsidiary in favor of the U.S. or any State thereof, or any political subdivision thereof, or in favor of any other country, or any political subdivision thereof, or any department, agency or instrumentality of the foregoing, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens (including, but not limited to, Liens incurred in connection with pollution control revenue bond, industrial revenue bond or similar financing);

(vi) Liens imposed by law, for example mechanics’, workmen’s, repairmen’s or other similar Liens arising in the ordinary course of business;

(vii) pledges or deposits under workmen’s compensation or similar legislation or in certain other circumstances;

(viii) Liens in connection with legal proceedings;

(ix) Liens for taxes or assessments or governmental charges or levies not yet due or delinquent, of which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings;

(x) Liens consisting of restrictions on the use of real property that do not interfere materially with the property’s use;

(xi) Liens existing on the date of the indenture;

(xii) Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities or Liens over cash accounts securing cash pooling arrangements;

(xiii) Liens securing all or part of the cost of exploring, producing, gathering, transporting, processing, marketing, drilling or developing any of our or our Domestic Subsidiaries’ properties, in each case incurred in the ordinary course of a Related Business, or securing indebtedness incurred to provide funds therefor or indebtedness incurred to finance all or part of the cost of acquiring, constructing, altering, improving or repairing any such properties or improvements used in connection with such properties, in each case incurred in the ordinary course of a Related Business, or securing indebtedness incurred to provide funds therefor;

(xiv) Liens reserved in oil, gas or other mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(xv) Liens pursuant to partnership agreements, oil, gas and other mineral leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange or processing of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, operating agreements, development agreements, area of mutual interest agreements, forward sale agreements, oil and gas delivery obligations, and other agreements which are customary in the oil, gas and other mineral exploration, development and production business and in the business of processing gas and gas condensate production of the extraction of products therefrom, in each case entered into in the ordinary course of business in a Related Business; and

(xvi) any refinancing, extension, renewal or replacement (or successive refinancings, extensions, renewals or replacements), in whole or in part, of any Lien referred to in any of the foregoing clauses that does not increase the Debt secured by such Lien.

Notwithstanding the above, we may and any one or more of our Domestic Subsidiaries may, without securing the notes, incur, issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate amount of Debt which would otherwise be subject to the foregoing restrictions then outstanding (not including secured Debt permitted under the foregoing exceptions) plus Attributable Debt relating to sale and leaseback transactions restricted by the provisions of the “Restrictions on sale and leaseback transactions” covenant below does not exceed 15% of our Consolidated Net Tangible Assets.

For the avoidance of doubt, (i) the sale or other transfer of any oil, gas or other minerals in place for a period of time until the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such oil, gas or other minerals, (ii) the sale or other transfer of any oil, gas or other minerals in an amount such that the purchaser will realize therefrom a specified amount of money (however determined); (iii) the sale or other transfer of any other interest in property of a character commonly referred to as a “production payment”; (iv) any acquisition of any property or assets by us or our Domestic Subsidiaries that is subject to any reservation that creates or reserves for the seller an interest in any oil, gas, metals or other minerals in place or the proceeds from their sale; (v) any conveyance or assignment in which we or our Domestic Subsidiaries convey or assign an interest in any oil, gas, metals or other minerals in place or the proceeds from their sale; or (vi) any lien upon any of our or our Domestic Subsidiaries’ wholly or partially owned or leased property or assets, to secure the payment of our or our Domestic Subsidiaries’ proportionate part of the development or operating expenses in realizing the oil, gas, metal or other mineral resources of such property, shall not constitute the incurrence of Debt secured by a Lien.

Restrictions on sale and leaseback transactions

Sale and leaseback transactions by us or any Domestic Subsidiary of any Principal Property (whether now owned or hereafter acquired) are prohibited unless:

(i) we or such Domestic Subsidiary would be entitled under the indenture to issue, assume or guarantee Debt secured by a Lien upon such Principal Property at least equal in amount to the Attributable Debt in respect of such transaction without equally and ratably securing the notes, provided that such Attributable Debt shall thereupon be deemed to be Debt subject to the provisions described above under “Restrictions on liens” or

(ii) within 180 days, an amount in cash not less than the amount of the net proceeds from the sale of the Principal Property leased pursuant to the arrangement is applied to (x) the purchase of other property or assets or (y) the retirement of Funded Debt (Debt that matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Debt) ranking pari passu with the notes.

The restrictions described above do not apply to the following:

(i) a sale and leaseback transaction between us and a Domestic Subsidiary or between Domestic Subsidiaries, or that involves the taking back of a lease for a period of less than three years, or

(ii) if, at the time of the sale and leaseback transaction, after giving effect to the transaction, the aggregate amount of Attributable Debt relating to sale and leaseback transactions by us or any Domestic Subsidiary (other than transactions permitted by the previous bullet points) plus all outstanding secured Debt restricted by the provisions of the “Restriction on liens” covenant above, does not exceed 15% of our Consolidated Net Tangible Assets.

Certain Definitions Relating to Our Restrictive Covenants. Following are the meanings of the terms that are important in understanding the restrictive covenants previously described.

“Attributable Debt” means the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of a lessee for net rental payments during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of FCX but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the most recent consolidated balance sheet of FCX and computed in accordance with U.S. generally accepted accounting principles.

“Debt” means indebtedness for money borrowed that in accordance with applicable generally accepted accounting principles would be reflected on the balance sheet of the obligor as a liability as of the date on which Debt is to be determined.

“Domestic Subsidiary” means a Subsidiary that owns or leases any Principal Property except a Subsidiary (a) that transacts any substantial portion of its business and regularly maintains any substantial portion of its fixed assets outside of the U.S. or (b) that is engaged primarily in financing the operation of us or our Subsidiaries, or both, outside the U.S.

“Lien” means any mortgage, pledge, lien or other encumbrance.

“Principal Property” means a single oil, gas, metal or other mineral property (other than inventory or receivables), building, structure, concentrator, smelter, refinery, facility or plant, together with the land upon which it stands and the fixtures that are a part of it, owned or leased by FCX or any Domestic Subsidiary which has a net book value in excess of 2.5% of Consolidated Net Tangible Assets other than any oil, gas, metal or other mineral property, building, structure, concentrator, smelter, refinery, facility or plant which, in the opinion of FCX’s Board of Directors, is not of material importance to the business conducted by FCX and its Subsidiaries as an entirety.

“Related Business” means any business which is the same as or related, ancillary or complementary to any of the businesses of FCX as of the issue date of the notes.

“Subsidiary” means any corporation, partnership or other legal entity (a) the accounts of which are consolidated with ours in accordance with U.S. generally accepted accounting principles and (b) of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is, at the time, directly or indirectly owned or controlled by us or by one or more of the Subsidiaries or by us and one or more of the Subsidiaries.

Consolidation, merger or sale

The indenture does not restrict the ability of FCX to merge or consolidate with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets to any Person as long as certain conditions are met. We may only merge or consolidate with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, any Person, if (1) we are the surviving Person or the successor Person (if other than us) is organized and validly existing under the laws of any U.S. domestic jurisdiction, (2) immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and (3) certain other conditions are met. Any such successor, acquiror or lessor of such assets must expressly assume all of our obligations under the indenture and the notes and will succeed to every right and power of FCX under the indenture. Thereafter, except in the case of a lease, the predecessor or transferor of such assets will be relieved of all obligations and covenants under the indenture and the notes.

Additional guarantors

If any subsidiary of the guarantor that has not already guaranteed the notes guarantees or becomes a borrower or guarantor under any obligations pursuant to any of our revolving credit facility, any other bank credit facility of FCX or any Other Senior Debt or, in each case, any refinancing or replacement thereof, then such subsidiary will guarantee the notes by promptly executing a supplemental indenture and delivering it to the trustee. Any such subsidiaries, together with the guarantor, are herein collectively referred to as “note guarantors”. Notwithstanding the foregoing, any guarantee by a note guarantor that was issued pursuant to this paragraph solely as a result of such note guarantor’s guarantee or incurrence of any such indebtedness shall be automatically and unconditionally released:

•

upon the release or discharge of the guarantee that resulted in the creation of such note guarantor’s guarantee of the notes (or upon such note guarantor ceasing to be a borrower), except a discharge or release by, or as a result of payment under, such guarantee; or

•	if all or substantially all of the equity interests or assets of the note guarantor are sold, transferred or otherwise disposed of, other than to us, one of our subsidiaries or one of our affiliates.

Events of default

The following are events of default under the indenture with respect to any series of notes:

•	we fail to pay interest when due and such failure continues for 30 days;

•	we fail to pay the principal or any premium when due;

•

we fail to observe or perform any other covenant or agreement contained in the notes or the indenture, other than a covenant or agreement specifically relating to, and solely for the benefit of, another series of debt securities, and such failure continues for 90 days after we receive a notice of default from the trustee or from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all of the affected series;

•

a guarantee ceases to be in full force and effect or is declared to be null and void and unenforceable or the guarantee is found to be invalid or a note guarantor denies its liability under its guarantee (other than by reason of release of the note guarantor in accordance with the terms of the indenture); and

•	certain events of bankruptcy, insolvency or reorganization occur of FCX or any note guarantor, whether voluntary or not.

If, with regard to any series of notes, an event of default resulting from a failure to pay principal, any premium or interest occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series may declare the principal of all notes of that series immediately due and payable.

If an event of default other than a failure to pay principal, any premium or interest or resulting from certain events of bankruptcy, insolvency or reorganization occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all affected series (all such series voting together as a single class) may declare the principal of all debt securities of such affected series immediately due and payable.

In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture.

The holders of a majority in principal amount of the outstanding debt securities of all affected series (voting together as a single class) may waive any past default with respect to such series and its consequences, except a default or events of default regarding payment of principal, any premium or interest, in which case the holders of the outstanding debt securities of each affected series shall vote to waive such default or event of default as a separate class. Such a waiver will eliminate the default.

If an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the holders of the debt securities have offered the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities that it might incur, and then only to the extent required by the terms of the indenture. The holders of a majority in principal amount of the outstanding debt securities of all series affected by an event of default, voting together as a single class, or, in the event of a default in the payment of principal, any premium or interest, the holders of a majority of the principal amount outstanding of each affected series voting as a separate class, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that:

•

such direction is not in conflict with any law or the applicable indenture or unduly prejudicial to the rights of holders of any other series of debt securities outstanding under the applicable indenture; and

•	unless otherwise provided under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability.

A holder of notes of a particular series will only have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies, in each case with respect to such series of debt securities, if:

•	the holder has given written notice to the trustee of a continuing event of default;

•

in the case of an event of default relating to the payment of principal, any premium or interest, the holders of at least 25% in aggregate principal amount of the outstanding notes of the particular series have made written request to the trustee to institute proceedings as trustee;

•

in the case of an event of default not relating to payment of principal, any premium or interest, the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all series affected by such event of default (voting together as a single class) have made written request to the trustee to institute proceedings as trustee;

•	such holders have offered indemnity satisfactory to the trustee to cover the cost of the proceedings; and

•

the trustee does not institute a proceeding as requested, and does not receive conflicting directions from a majority in principal amount of the outstanding debt securities of (i) the particular series, in the case of an event of default relating to the payment of principal, any premium or interest or (ii) all affected series, in the case of an event of default not relating to the payment of principal, any premium or interest, in each case, within 60 days of receiving the written notice of an event of default and offer of indemnity.

Notwithstanding any other provision of the indenture, the holder of any note will have an absolute and unconditional right to receive payment of the principal of and interest, if any, on that note on or after the due dates expressed in that note and to institute suit for the enforcement of payment.

FCX will be required to furnish to the trustee annually a statement by an officer as to whether or not FCX, to his or her knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults.

Modification of indenture

Without the consent of any holders of any notes, FCX and the trustee may amend or supplement the indenture or the notes:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to effect the assumption of a successor corporation of our obligations under such indenture and the outstanding debt securities;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities under such indenture or surrender any right or power we have under such indenture;

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series;

•	to add or release a note guarantor as required or permitted by the indenture; and

•	to effect certain other limited purposes described in the indenture.

The indenture or the notes may be amended or supplemented by FCX and the trustee with the written consent of the holders of a majority of the principal amount of the outstanding debt securities of all affected series then outstanding under the indenture (all such series voting together as a single class). However, the following changes may only be made with the consent of each holder of debt securities of each series affected by the change:

•	extending the fixed maturity;

•	reducing the principal amount;

•	reducing the rate of or extending the time of payment of interest;

•	reducing any premium payable upon redemption;

•	releasing any note guarantor from any of its obligations under its guarantee or the indenture other than in accordance with the terms of the indenture; or

•	reducing the percentage of debt securities referred to above, the holders of which are required to consent to any amendment or supplement.

Defeasance and covenant defeasance

Subject to certain conditions, we may elect either:

•	defeasance for a series of notes, whereby we are discharged from any and all obligations with respect to the notes of that series, except as otherwise provided in the indenture; or

•	covenant defeasance for a series of notes, whereby we are released from our obligations with respect to certain covenants that apply to that series.

We may do so by depositing with the trustee money and/or certain government securities which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal and any premium and interest on the applicable series of notes on their scheduled due dates. This type of a trust may only be established if, among other things, we have delivered to the trustee an officers’ certificate and an opinion of counsel, each meeting the requirements set forth in the indenture.

Notices

Notices to holders of notes will be given by mail (or, when the notes are in the form of global notes, sent electronically pursuant to the applicable procedures of DTC) to the addresses of those holders as they appear in the security register.

Trustee

U.S. Bank National Association is the trustee under the indenture. Initially, the trustee will also act as the paying agent and registrar for the notes. In the ordinary course of their businesses, affiliates of the trustee have engaged in commercial banking transactions with us, and may in the future engage in commercial banking and other transactions with us.

Rights and duties of the trustee

The trustee, except when there is an event of default, will perform only those duties as are specifically stated in the indenture. If an event of default has occurred and is continuing with respect to any series of notes, the trustee, in exercising its rights and powers with respect to such notes under the indenture, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Except as provided in the preceding sentence, the trustee is not required to exercise any of the powers given it by the indenture at the request of any holder of notes unless it is offered security or indemnity satisfactory to the trustee against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties or exercising its rights or powers unless the holders of the notes have provided assurance of reimbursement and indemnification satisfactory to the trustee. The trustee will not be deemed to have any notice of any default or event of default unless a responsible officer of the trustee has actual knowledge of or receives written notice of the default which specifies the affected securities and the relevant indenture. Furthermore, the rights and protections of the trustee, including its right of indemnification under the indenture, extend to the trustee’s officers, directors, agents and employees, and will survive the trustee’s resignation and removal.

Payment and paying agents

We will pay interest on any note to the person in whose name the note is registered on the regular record date for the applicable interest payment date.

We will pay principal, any premium and interest on the notes of a particular series at the office of one or more paying agents that we designate for that series. We have initially designated the corporate trust office of the trustee in St. Paul, Minnesota, as our sole paying agent. We will be required to maintain a paying agent in each place of payment for the notes.

All money we pay to a paying agent or the trustee for the payment of principal, any premium or interest on any note which remains unclaimed for a period of two years after the principal, premium or interest has become due and payable will, upon our request, be repaid to us. After that, all liability of the trustee and such paying agent(s) with respect to such money shall cease, and the holder of the note may then look only to us for payment of those amounts.

Governing law

The indenture and the notes will be governed by and interpreted in accordance with the laws of the State of New York.

Book-entry notes

The notes of each series will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons. Each beneficial interest in a global note is referred to as a book-entry note. Each global note representing book-entry notes of any series will be deposited with the trustee, as custodian for, and registered in the name of, a nominee of the DTC.

The book-entry notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary. Investors may elect to hold interests in the book-entry notes through either the Depositary (in the U.S.) or Clearstream Banking S.A. (“Clearstream Luxembourg”) or Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”) (in Europe) if they are participants of such systems, or indirectly through organizations that are participants in such systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which, in turn, will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream Luxembourg and The Bank of New York will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”). The book-entry notes will be held in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

Clearstream Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations (“Clearstream Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Participants through electronic book-entry changes in accounts of Clearstream Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. The Euroclear Operator is a Belgian bank. As such, it is regulated and examined by the Belgian Banking and Finance Commission. The Euroclear Operator was launched on December 31, 2000, and replaced Morgan Guaranty Trust Company of New York as the operator of and banker to the Euroclear system. The Euroclear Operator has capital of approximately EUR 1 billion. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis, without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants. Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

So long as the Depositary, or its nominee, is the registered owner or holder of a global note, the Depositary or the nominee, as the case may be, will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and the notes. No beneficial owner of an interest in a global note will be able to transfer that interest, except in accordance with the Depositary’s applicable procedures, in addition to those provided for under the indenture.

We have been advised by the Depositary that upon the issuance of global notes representing book-entry notes, and the deposit of those global notes with the Depositary, the Depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the book-entry notes represented by those global notes to the accounts of participants. The accounts to be credited shall be designated by the underwriters.

Payments of principal of and any premium and interest on book-entry notes will be made to the Depositary or its nominee, as the case may be, as the registered owner of those notes. Those payments to the Depositary or its nominee, as the case may be, will be made in immediately available funds at the offices of the paying agent, in St. Paul, Minnesota, provided that, in the case of payments of principal and any premium, the global notes are presented to the paying agent in time for the paying agent to make those payments in immediately available funds in accordance with its normal procedures. None of FCX, the underwriters, the trustee, the paying agent or any agent of FCX, the underwriters, the trustee or the paying agent will have any responsibility or liability for any aspect of the Depositary’s records or any participant’s records relating to or payments made on account of book-entry notes or for maintaining, supervising or reviewing any of the Depositary’s records or any participant’s records relating to book-entry notes.

FCX expects that the Depositary or its nominee, upon receipt of any payment of principal of or any premium or interest in respect of a global note, will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes, as shown on the records of the Depositary or its nominee.

FCX also expects that payments by participants to owners of beneficial interests in book-entry notes held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of those participants.

FCX expects that the Depositary will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account or accounts the depositary interests in a global note are credited and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. However, if there is an event of default under the notes of any series, the Depositary will exchange the global note of such series for definitive notes of such series in registered form, which it will distribute to its participants.

FCX understands that the Depositary is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code, and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among participants through electronic book-entry changes in accounts of its participants and certain other organizations, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of whom (or their representatives) own interests in the Depositary. Indirect access to the Depositary’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although the Depositary is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of the Depositary, it is under no obligation to perform or continue to perform those procedures and those procedures may be discontinued at any time. Neither FCX, the underwriters, the paying agent nor the trustee will have any responsibility for the performance by the Depositary or its respective participants or indirect participants of its respective obligations under the rules and procedures governing their operations.

The global notes representing book-entry notes may not be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or the nominee to a successor of the Depositary or a nominee of the successor.

The global notes representing book-entry notes are exchangeable for definitive notes in registered form, of like tenor and of an equal aggregate principal amount, only if:

•

The Depositary notifies FCX that it is unwilling or unable to continue as a depositary for the global note, or if at any time the Depositary ceases to be a Clearing Agency registered under the Exchange Act, and a successor depositary is not appointed by FCX within 90 days;

•	FCX in its sole discretion determines that the book-entry notes will be exchangeable for definitive notes in registered form; or

•	Any event has happened and is continuing which, after notice or lapse of time, or both, would become an event of default with respect to the notes.

Any global note representing book-entry notes that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive notes in registered form, of like tenor and of an equal aggregate principal amount, in denominations of U.S. $2,000 and integral multiples of U.S. $1,000 in excess thereof. Upon the exchange of a global note for definitive notes, that global note will be canceled by the trustee and the definitive notes will be registered in the names and in the authorized denominations as the Depositary, pursuant to instructions from its participants, any indirect participants or otherwise, instructs the trustee. The trustee will deliver those notes to the persons in whose names those notes are registered and will recognize those persons as the holders of those notes.

Except as provided above, owners of book-entry notes will not be entitled to receive physical delivery of notes in definitive form and will not be considered the holders of those notes for any purpose under the indenture, and no global note representing book-entry notes will be exchangeable, except for another global note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a book-entry note must rely on the procedures of the Depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under that global note or the indenture. The indenture will provide that the Depositary, as a holder, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action that a holder is entitled to give or take under the indenture. FCX understands that under existing industry practices, if FCX requests any action of holders or an owner of a book- entry note desires to give or take any action a holder is entitled to give or take under the indenture, the Depositary would authorize the participants owning the relevant book-entry notes to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Global clearance and settlement procedures

Initial settlement for the notes will be made in immediately available funds. Transfers between participants in the Depositary will be effected in the ordinary way in accordance with the Depositary’s rules and will be settled in same-day funds. Secondary market trading between Clearstream Luxembourg Participants and/or Euroclear Participants will be effected in the ordinary way, in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through participants in the Depositary, on the one hand, and directly or indirectly through Clearstream Luxembourg Participants or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary’s rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system, in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Luxembourg Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of book-entry notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a Depositary participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear or Clearstream Luxembourg Participants on such business day. Cash received in Clearstream Luxembourg or

Euroclear as a result of sales of notes by or through a Clearstream Luxembourg Participant or a Euroclear Participant to a Depositary participant will be received on the Depositary settlement date but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of the Depositary, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Material United States federal tax considerations

The following are the material U.S. federal income tax consequences of ownership and disposition of the notes. This discussion applies only to notes that are:

•	purchased in this offering at their “issue price,” which is the first price at which a substantial amount of the applicable series of notes is sold to the public; and

•	held as capital assets for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including the potential application of the income accrual rules set forth in Section 451(b) of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), alternative minimum tax and Medicare contribution tax consequences and tax consequences applicable to you if you are subject to special rules because you are, for example:

•	a tax-exempt organization;
•	a regulated investment company;
•	a financial institution;
•	a dealer or electing trader in securities that marks its securities to market for tax purposes;
•	holding the notes as part of a “straddle” or integrated transaction;
•	a person who sells notes pursuant to the tender offers;
•	a U.S. Holder (as defined herein) whose functional currency is not the U.S. dollar; or
•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding the notes are urged to consult their own tax advisors.

This summary is based on the Code, administrative pronouncements, judicial decisions and Treasury Regulations, in each case as in effect on the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein.

This discussion does not address any aspect of state, local or non-U.S. taxation, or any taxes other than income taxes. You should consult your tax advisor with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Potential contingent payment debt treatment

Our obligation to pay additional amounts on the notes in excess of the accrued interest and principal, for instance, in connection with a Change of Control Triggering Event, may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” We intend to take the position that the notes are not contingent payment debt instruments. However, we can give no assurance that our position would be sustained if challenged by the Internal Revenue Service (the “IRS”). A successful challenge of this position by the IRS could affect the timing and character of your income. In particular, any gain from the sale or other disposition of a note would be treated as ordinary income, rather than capital gain. Our position regarding the applicability of the regulations relating to “contingent payment debt instruments” is binding on you unless you disclose in a proper manner to the IRS that you are taking a different position. You should consult your tax advisor regarding the possible application of the contingent payment debt instrument rules to the notes. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Tax consequences to U.S. Holders

As used herein, you are a “U.S. Holder” if you are a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the U.S.;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the U.S., any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of interest

Interest paid on a note will be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of accounting for U.S. federal income tax purposes. We expect that the notes will be issued without original issue discount for U.S. federal income tax purposes. If, however, the notes’ principal amount exceeds the issue price by a specified de minimis amount or more, you will be required to include such excess in income as original issue discount as it accrues, in accordance with a constant-yield method based on a compounding of interest, before the receipt of cash attributable to this income. The remainder of this discussion assumes that the notes are not issued with original issue discount for U.S. federal income tax purposes.

Sale, redemption or other disposition of the notes

Upon the sale, redemption or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on disposition and your tax basis in the note, which in general will be your cost therefor. For these purposes, the amount realized does not include any amounts attributable to accrued interest, which are treated as interest as described under “Payments of interest” above.

Gain or loss realized on the sale, redemption or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of disposition the note has been held for more than one year. Long-term capital gains recognized by noncorporate U.S. Holders are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes, other than with respect to certain exempt recipients. You will be subject to backup withholding on these payments if you fail to provide your taxpayer identification number and to comply with certain certification procedures, or to establish an exemption from backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Tax consequences to Non-U.S. Holders

As used herein, you are a “Non-U.S. Holder” if you are a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or
•	a non-U.S. estate or trust.

A “Non-U.S. Holder” does not include a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition of a note or certain former citizens or residents of the United States. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of owning a note and of the sale, redemption or other disposition of a note.

Payments on the notes

Subject to the discussions below under “Backup withholding and information reporting” and “FATCA,” payments of principal and interest on the notes to you will not generally be subject to U.S. federal withholding tax, provided that, in the case of interest:

•

you do not own, actually or constructively, ten percent or more of the total combined voting power of all classes of our stock entitled to vote and are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•	you certify on an IRS Form W-8BEN or W-BEN-E (or other applicable IRS Form W-8), under penalties of perjury, that you are not a United States person (as defined in the Code).

If interest on a note is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), although exempt from the withholding tax discussed in the preceding paragraph, you will generally be taxed in the same manner as a U.S. Holder (see “Tax consequences to U.S. Holders” above), except that you will generally be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Sale, redemption or other disposition of the notes

Subject to the discussions below under “Backup withholding and information reporting” and “FATCA,” you will not be subject to U.S. federal income tax on gain realized on the sale, redemption or other disposition of a note unless the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by you in the United States), in which case you would generally be taxed in the same manner as a U.S. Holder (see “Tax consequences to U.S. Holders” above).

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments of interest on the notes. Unless you comply with certification procedures to establish that you are not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition (including a retirement or redemption) of the notes, and you may be subject to backup withholding on payments of interest on the notes or on the proceeds from a sale or other disposition (including a retirement or redemption) of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will avoid backup withholding as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of interest on the notes to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of certain interests in or accounts with those entities) have been satisfied or an exemption applies. Withholding may also apply to payments of proceeds of sales or redemptions of the notes, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) no withholding will apply on payments of gross proceeds. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If any withholding is imposed with respect to you and you are not a foreign financial institution, you generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return, which may entail significant administrative burden. You should consult your tax advisor regarding the implications of FATCA for an investment in the notes.

Underwriting

Subject to the terms and conditions in the underwriting agreement between us and J.P. Morgan Securities LLC as representative of the several underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes set forth opposite the names of the underwriters below.

Name	Principal amount of 2028 senior notes	Principal amount of 2030 senior notes
J.P. Morgan Securities LLC	$	$
BofA Securities, Inc.
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
Mizuho Securities USA LLC
SMBC Nikko Securities America, Inc.
BMO Capital Markets Corp.
MUFG Securities Americas Inc.
Scotia Capital (USA) Inc.
BBVA Securities Inc.
CIBC World Markets Corp.
ABN AMRO Securities (USA) LLC
Credit Agricole Securities (USA) Inc.
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.
Citizens Capital Markets, Inc.
Banca IMI S.p.A.
Loop Capital Markets LLC
Siebert Williams Shank & Co., LLC

Total	$	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and certain other conditions. The underwriters are obligated to purchase all the notes offered hereby if they purchase any of the notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

The underwriters initially propose to offer each series of the notes to the public at the respective public offering prices set forth on the cover page of this prospectus supplement and some of each series of the notes to dealers at the respective public offering price less a concession not to exceed     % of the principal amount of the 2028 senior notes and     % of the principal amount of the 2030 senior notes. In addition, the underwriters may allow, and any such dealer may reallow, a concession not to exceed     % of the principal amount of the 2028 senior notes and     % of the principal amount of the 2030 senior notes to certain other dealers. After the initial offering of the notes to the public, the underwriters may change the public offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us
Per 2028 senior note	%
Per 2030 senior note	%

In the underwriting agreement, we have agreed that:

•

We will not offer or sell any of our debt securities having a tenor of more than one year (other than the notes and debt securities convertible into our common stock) from the date of this prospectus supplement through and including the date that is one day following settlement without the prior consent of the representative.

•	In addition to the underwriting discount discussed above, we will pay our expenses related to the offering, which we estimate to be approximately $2.5 million.

•

We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, as amended, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

We expect that delivery of the notes will be made against payment therefore on or about July     , 2020, which will be the              business day following the date of pricing of the notes, or ‘‘T+    .’’ Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next              succeeding business days will be required, by virtue of the fact that the notes initially settle in T+    , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

The notes are new issues of securities, and there are currently no established trading markets for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes of each series, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that liquid trading markets will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

The notes are offered for sale only in those jurisdictions where it is legal to offer them.

Conflicts of interest

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates may hold a portion of any series of the tender offer notes. As a result, certain of the underwriters or their affiliates may receive a portion of the net proceeds of the offering. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, certain other of the underwriters or their affiliates have hedged and are likely in the future to hedge or otherwise reduce, certain other of the underwriters or their affiliates are likely to hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. An affiliate of J.P. Morgan Securities LLC serves as administrative agent and lender for our revolving credit facility. In addition, affiliates of J.P. Morgan Securities LLC, BMO Capital Markets Corp., BNP Paribas Securities Corp., MUFG Securities Americas Inc. and Scotia Capital (USA) Inc. served as joint lead arrangers and joint bookrunners for our revolving credit facility. Affiliates of certain of the underwriters are lenders under our revolving credit facility. J.P. Morgan Securities LLC, BofA Securities, Inc. and Citigroup Global Markets Inc. are acting as dealer managers in connection with the tender offers.

Banca IMI S.p.A. is not a U.S. registered broker-dealer and it will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority. On July 20, 2020, Banca IMI S.p.A. will be merged by incorporation with and into its direct parent company, Intesa Sanpaolo S.p.A., who will succeed by operation of law to all of its rights and obligations, including with respect to this offering.

Selling restrictions

Sales to Canadian investors

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

PRIIPs Regulation / Prospectus Directive / Prohibition of sales to EEA and UK retail investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) and the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA and the UK may be unlawful under the PRIIPs Regulation.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to us or the guarantor; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Singapore Securities and Futures Act product classification

Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than:

(a)	to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)	to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of notes, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the notes are ‘‘prescribed capital markets products’’ (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Legal matters

The validity of the securities being offered will be passed upon by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

Experts

The consolidated financial statements of FCX appearing in FCX’s Annual Report (Form 10-K) for the year ended December 31, 2019 (including the financial statement schedule appearing therein), and the effectiveness of FCX’s internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of December 31, 2019 given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information of FCX for the three-month periods ended March 31, 2020 and 2019, incorporated by reference in this prospectus supplement, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 7, 2020, included in FCX’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public, free of charge, over the internet at the SEC’s website at www.sec.gov and our website at www.fcx.com. Information on our website is not a part of, and we are not incorporating the contents of our website into, this prospectus supplement or the accompanying prospectus.

We are “incorporating by reference” into this prospectus supplement specific documents that we filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file (other than information in the documents or filings that is deemed to have been furnished and not filed) with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, until the termination of the offerings of all of the securities covered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus supplement the following documents:

FCX SEC filings	Period or date filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2019 filed February 14, 2020 (including portions of our Proxy Statement on Schedule 14A filed on April 22, 2020 for our 2020 annual meeting of holders of our common shares held on June 3, 2020 to the extent specifically incorporated by reference in such Form 10-K)

Quarterly Report on Form 10-Q	Fiscal quarter ended March 31, 2020 filed May 7, 2020

Current Reports on Form 8-K	Filed February 19, 2020, February 20, 2020, March 4, 2020, March 17, 2020, March 23, 2020, March 27, 2020, April 13, 2020, April 24, 2020 and June 3, 2020.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement and accompanying prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference. You can request copies of such documents if you call or write us at the following address or telephone number: Freeport-McMoRan Inc., Attention: Investor Relations, 333 North Central Avenue, Phoenix, Arizona 85004-2189, (602) 366-8100.

This prospectus supplement and the accompanying prospectus or information incorporated by reference herein or therein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by this prospectus supplement. The descriptions of these agreements contained in this prospectus supplement and the accompanying prospectus or information incorporated by reference herein or therein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any related free writing prospectus or other information to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus with respect to this offering filed by us with the SEC is only accurate as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since that date.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus supplement.

Prospectus

Freeport-McMoRan Inc.

Common stock, Preferred stock, Debt securities, Warrants,

Purchase contracts and Units

Freeport-McMoRan Oil & Gas LLC

Guarantees

We may offer and sell from time to time common stock, preferred stock, debt securities, warrants, purchase contracts or units in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings. We may offer and sell these securities through agents, through underwriters or dealers or directly to one or more purchasers, including existing stockholders. Such debt securities may be fully and unconditionally guaranteed by Freeport-McMoRan Oil & Gas LLC, an indirect subsidiary of FCX. In addition, certain selling securityholders to be identified in a prospectus supplement may offer and sell these securities from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered. We urge you to read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, which will describe the specific terms of these securities, carefully before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the trading symbol “FCX.”

You should read carefully this prospectus, the documents incorporated by reference in this prospectus and any prospectus supplement before you invest. Investing in these securities involves certain risks. See “Risk Factors” beginning on page 1 of this prospectus and in the applicable prospectus supplement and the risks factors that are incorporated by reference into this prospectus from our filings made with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is August 1, 2019.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, in any prospectus supplement we prepare or authorize and in any related free writing prospectus or other information to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. You should assume that the information contained and incorporated by reference in this prospectus, any accompanying prospectus supplement and in any related free writing prospectus filed by us with the Securities Exchange Commission (the “SEC”) is only accurate as of the respective dates of such documents. All references to “FCX,” “we,” “us,” “our” and “ours” in this prospectus mean Freeport-McMoRan Inc. and its consolidated subsidiaries, and all references to “FM O&G” or the “guarantor” refer solely to Freeport-McMoRan Oil & Gas LLC and not its subsidiaries.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.” We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

RISK FACTORS

Investing in these securities involves certain risks. Before you invest in our securities you should carefully consider those risk factors described under, but not limited to, the heading “Risk Factors” in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K (other than, in each case, information furnished rather than filed), which are incorporated by reference herein, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition. Please read “Information Concerning Forward-Looking Statements.”

FREEPORT-MCMORAN INC.

Freeport-McMoRan, Inc. (“FCX”) is a leading international mining company with headquarters in Phoenix, Arizona. We operate large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. We are one of the world’s largest publicly traded copper producers. Our portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; and significant mining operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru.

Our principal executive offices are located at 333 North Central Avenue, Phoenix, Arizona 85004-2189, and our telephone number at that address is (602) 366-8100. We maintain a website at www.fcx.com, where general information about us is available. Information on our website is not part of, and we are not incorporating the contents of our website into, this prospectus or any prospectus supplement.

1

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes. This may include, among other things, working capital, financing of capital expenditures and acquisitions, repayment or refinancing of existing indebtedness or other corporate obligations and other business opportunities; however, we do not currently have any specific planned uses of net proceeds. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in an accompanying prospectus supplement.

Unless otherwise indicated in a prospectus supplement, in the case of a sale by a selling securityholder, we will not receive any of the proceeds from such sale.

2

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the securities that we, including FM O&G, or certain selling securityholders to be identified in a prospectus supplement may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered. The terms of the securities offering, including the initial offering price and the net proceeds to us, will be set forth in the prospectus supplement, or in other filings we make with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated by reference.

DESCRIPTION OF CAPITAL STOCK

For a complete statement of the terms and rights of our capital stock, you should refer to the applicable provisions of our certificate of incorporation, by-laws and the documents that we have incorporated by reference, including the description of capital stock contained in the registration statement on Form 8-A, as amended, copies of which are exhibits to the registration statement of which this prospectus forms a part, and which are incorporated herein by reference. Copies of our certificate of incorporation and by-laws will be sent to you at no charge upon request. See “Where You Can Find More Information” below.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and U.S. Bank National Association, as trustee. Senior debt securities will be issued under a senior indenture. Subordinated debt securities will be issued under a subordinated indenture. Each of the senior indenture and the subordinated indenture is referred to as an indenture. The material terms of any indenture will be set forth in the applicable prospectus supplement.

DESCRIPTION OF GUARANTEES

Our obligations under the debt securities, including the payment of principal, premium, if any, and interest, may be fully and unconditionally guaranteed by a guarantor, as set forth in one or more corresponding indentures and in the applicable prospectus supplement. The guarantee or guarantees of such guarantor will rank equally with all other general unsecured and unsubordinated obligations of the guarantor.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

3

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities, or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus

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supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of FCX, the trustees, the warrant agents, the unit agents or any other agent of FCX, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate

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to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary. In addition, we may at any time determine that the securities of any series shall no longer be represented by a global security and will issue securities in definitive form in exchange for such global security pursuant to the procedure described above.

SELLING SECURITYHOLDERS

Selling securityholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, securities in various private transactions. Such selling securityholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledges, donees or successors, all of whom we refer to as “selling securityholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each of the selling securityholders and the number of shares of our common stock beneficially owned by such selling securityholder that are covered by such prospectus supplement.

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PLAN OF DISTRIBUTION

FCX and/or the selling securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents;

•	through a combination of any such methods; or

•	through any other methods described in a prospectus supplement.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by FCX, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we and/or the selling securityholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling securityholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from FCX at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

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Underwriters and agents may be entitled under agreements entered into with FCX and/or the selling securityholders, if applicable, to indemnification by FCX and/or the selling securityholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for FCX and its affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock, which is listed on the New York Stock Exchange. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and our website at www.fcx.com. Information on our website is not a part of, and we are not incorporating the contents of our website into, this prospectus.

We are “incorporating by reference” into this prospectus specific documents that we filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file (other than information in the documents or filings that is deemed to have been furnished and not filed) with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the termination of the offerings of all of the securities covered by this prospectus. This prospectus is part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus the following documents:

SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2018 (including portions of our Definitive Proxy Statement on Schedule 14A filed on April 25, 2019, to the extent specifically incorporated by reference in such Form 10-K).

Quarterly Report on Form 10-Q	Fiscal quarter ended March 31, 2019.

Current Reports on Form 8-K	February 11, 2019, February 25, 2019, March 13, 2019, May 2, 2019, May 23, 2019 and June 13, 2019.

Registration Statement on Form 8-A	Filed June 29, 1995, as amended by the amendment on Form 8-A/A filed on November 26, 1996, as further amended by the amendment on Form 8-A/A filed on January 26, 2009, as further amended by the amendment on Form 8-A/A filed on August 10, 2015, and as further amended by the amendment on Form 8-A/A filed on July 27, 2016.

We will provide, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference. You can request copies of such documents if you call or write us at the following address or telephone number: Freeport-McMoRan Inc., Attention: Investor Relations, 333 North Central Avenue, Phoenix, Arizona 85004-2189, (602) 366-8100.

This prospectus and the information incorporated by reference herein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by this prospectus. The descriptions of these agreements contained in this prospectus or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

We are responsible for the information contained and incorporated by reference in this prospectus and in any prospectus supplement we prepare or authorize. We have not authorized anyone to give you any other

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information, and we do not take responsibility for any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. You should assume that the information contained and incorporated by reference in this prospectus and any accompanying prospectus supplement is only accurate as of the respective dates of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

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INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains “forward looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking information is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus or may be incorporated in this prospectus by reference to other documents. Representatives of FCX may also make forward-looking statements. Forward-looking statements are all statements other than statements of historical fact, such as projections or expectations relating to ore grades and milling rates; production and sales volumes; unit net cash costs; operating cash flows; capital expenditures; our expectations regarding our share of PT Freeport Indonesia’s (“PT-FI”) net (loss) income and future cash flows through 2022; PT-FI’s development, financing, construction and completion of a new smelter in Indonesia; PT-FI’s compliance with environmental standards under the framework established by Indonesia’s Ministry of Environment and Forestry; exploration efforts and results; development and production activities, rates and costs; liquidity; tax rates; export quotas and duties; the impact of copper, gold and molybdenum price changes; the impact of deferred intercompany profits on earnings; reserve estimates; consummation of the pending Freeport Cobalt transaction; and future dividend payments, share purchases and sales. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be,” “potential” and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration of dividends is at the discretion of our board of directors (“Board of Directors”) and will depend on our financial results, cash requirements, future prospects, and other factors deemed relevant by the Board of Directors. This prospectus, including the documents incorporated by reference herein, may also include forward-looking statements regarding mineralized material not included in proven and probable mineral reserves. Mineralized material is a mineralized body that has been delineated by appropriately spaced drilling and/or underground sampling to support the estimated tonnage and average metal grades. Such a deposit cannot qualify as recoverable proven and probable reserves until legal and economic feasibility are confirmed based upon a comprehensive evaluation of development costs, unit costs, grades, recoveries and other material factors. Accordingly, no assurances can be given that the estimated mineralized material not included in reserves will become proven and probable reserves.

We caution readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, supply of and demand for, and prices of, copper, gold and molybdenum; mine sequencing; changes in mine plans; production rates; timing of shipments; results of feasibility studies; potential inventory adjustments; potential impairment of long-lived mining assets; satisfaction of customary closing conditions, including receipt of regulatory approvals to consummate the pending Freeport Cobalt transaction; the potential effects of violence in Indonesia generally and in the province of Papua; the Indonesian government’s approval of an increase in PT-FI’s export quota for the current export period ending March 8, 2020, and extension of PT-FI’s export license after March 8, 2020; risks associated with underground mining; satisfaction of requirements in accordance with PT-FI’s special mining license (IUPK) to extend mining rights from 2031 through 2041; industry risks; regulatory changes; political and social risks; labor relations; weather- and climate-related risks; environmental risks; litigation results; cybersecurity incidents; and other factors described in more detail in Part I, Item 1A. “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2018, as updated by our subsequent filings with the SEC.

Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which we cannot control, and production volumes and costs, some aspects of which we may not be able to control. Further, we may make changes to our business plans that could affect our results. We caution investors that we do not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in our assumptions, changes in business plans, actual experience or other changes, and we undertake no obligation to update any forward-looking statements.

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LEGAL MATTERS

In connection with particular offerings of securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities will be passed on for us by Jones Walker LLP, and for any underwriters or agents, by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of FCX appearing in FCX’s Annual Report (Form 10-K) for the year ended December 31, 2018 (including the financial statement schedule appearing therein), and the effectiveness of FCX’s internal control over financial reporting as of December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of December 31, 2018 given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information of FCX for the three-month periods ended March 31, 2019 and 2018, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 7, 2019, included in FCX’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

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